                                  EXHIBIT 11


                   COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                   For the three months                     For the nine months
                                                   ended September 30,                      ended September 30,
                                              -----------------------------          -------------------------------
                                                  1996            1995                   1996              1995
                                              ------------    -------------          ------------      -------------
AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING


1  Average common shares outstanding           14,733,731      14,546,054             14,646,749         14,530,994

2  Net additional shares assuming stock
   options exercised and proceeds used to
   purchase treasury stock                        745,243         704,325                713,759            645,967
                                             ------------    ------------           ------------     --------------
3  Average number of common and common
   equivalent shares outstanding               15,478,974      15,250,379             15,360,508         15,176,961
                                             ------------    ------------           ------------     --------------

EARNINGS
4  Net income from continuing operations       $3,942,000      $2,104,000            $10,661,000         $4,508,000

5  Net income from discontinued operations      3,928,000       4,689,000             12,147,000         12,543,000

6  Net income                                  $7,870,000      $6,793,000            $22,808,000        $17,051,000
                                             ============    ============           ============     ==============

PER SHARE AMOUNTS
7  Net income per share from continuing
      operations (line 4 / line 3)                  $0.26           $0.14                  $0.69              $0.30

8  Net income per share from discontinued
      operations (line 5 / line 3)                   0.25            0.30                   0.79               0.82

9  Net income per share  (line 6 / line 3)          $0.51           $0.44                  $1.48              $1.12
                                             ============    ============           ============     ==============

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Note:  In all periods, earnings per share were calculated using the treasury stock method. Fully diluted earnings per share are not presented as they are less than 3% dilutive.